Exhibit 99.1

Contact: Winston Hickman (858) 560-1301

News Release

REMEC Announces Fourth Quarter and Full Year FY 2004 Results

SAN DIEGO, CA — March 24, 2004 — REMEC, Inc. (NASDAQ: REMC), today announced financial results for its fourth quarter and fiscal year ended January 31, 2004. Net sales for the quarter and full year were $113 million and $385 million, respectively, as compared to $75 million and $247 million, respectively, for the prior year. The Company’s sales from the fourth quarter and year ended January 31, 2004 increased 51% and 56%, respectively, from the prior year. Sales in the Company’s Defense and Space business segment of $23 million and $89 million respectively for the quarter and the year were up $3.7 million and $10 million compared to the prior year. Fourth quarter Commercial sales of $90 million were up from $55 million a year earlier and full year sales were $296 million compared to $169 million for the prior year.

The Company reported net losses of $34.7 million for the fourth quarter and $49.4 million for the full fiscal year. The losses for the fourth quarter and the full year compare to losses of $35.8 million and $63.8 million, respectively, for the same periods last year. The fourth quarter loss consisted of an operating loss of $8.3 million partially offset by $4.0 million from a gain on the sale of certain securities and charges totalling $30.4 million. Restructuring/impairment of long-lived assets and related charges, plus manufacturing transition costs to lower cost labor markets and new product start-up costs, totalled $20.9 million. This is on the lower end of the $20 to $23 million range announced in the Company’s February 10 Press Release. In this release Inventory write-downs and reserve adjustments were identified as a risk, but not quantified. Inventory adjustments plus receivable reserves negatively impacted earnings by $9.5 million. Of this total, $8.4 million was related to inventory and $1.1 million to receivables. The $8.3 million operating loss was approximately $4.0 million greater than expected due in large part to continuing margin pressures in the commercial businesses. The near term cash impact of the fourth quarter charges will be approximately 50% of the total. Additionally, the inventory provisions have lowered the Company’s expectations reporting the amount of cash that can be realized from inventory reductions.

Commenting on the quarter, Bob Shaner, the Company’s interim CEO, stated, “Our top line performance has been excellent but our top priority is to return the Company to profitability while driving shareholder value. We are clearly operating in a challenging marketplace. Our markets are

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growing but margin pressures continue. The difficult actions we have taken at year-end will give us a significant boost toward our goal of achieving solid profitability but there is a great deal more to do in order to achieve this goal. We must improve our gross margins and bring our operating expenses in line. We will do this by focusing on our core businesses and driving performance improvements through product innovation and a relentless drive to excellence throughout the Company.”

The Company’s operations and restructuring activities resulted in a net loss of $(34.7) million for the fourth quarter of fiscal 2004, or $(0.56) per diluted share as compared to $(35.8) million, or $(0.70) per diluted share in the comparable prior year period. For the fiscal year ending January 31, 2004, the Company’s net loss was $(49.4) million, or $(0.84) per diluted share as compared to $(63.8) million, or $(1.36) per diluted share in the year earlier period. Results for the fourth quarter and full year of fiscal 2004 included a $4.5 million gain on the sale of certain securities.

Gross profit for the quarter ending January 2004 declined $13.6 million, to $0.6 million from $14.3 million in the fourth quarter of the previous year. Excluding $20.0 million in charges related to inventories and other restructuring charges, fiscal 2004 fourth quarter gross profit was $20.6 million or 18% of sales. For the twelve months ended January 31, 2004, gross profit increased $26.8 million, from $35.1 million in fiscal 2003 to $61.9 million in fiscal 2004, an increase of 77%. Gross profit margin increased from 14% in fiscal 2003 to 16% in fiscal 2004. Excluding fourth quarter restructuring charges, the Company’s gross profit increased $46.8 million to $89.1 million, Fiscal 2004 Gross profit margin excluding restructuring charges in the fourth quarter was 21.3% as compared to 14.2% in the prior year.

Operating expenses for the fourth quarter increased from $24.4 million in the fourth quarter of fiscal 2003 to $39.4 million in the fourth quarter of fiscal 2004. Fourth quarter fiscal 2004 operating expenses included $10.4 million of charges related to the Company’s previously announced restructuring program. Excluding the impact of the restructuring charges, fourth quarter operating expenses were $29.0 million, an increase of $4.6 million from the prior year fourth quarter. Excluding fourth quarter charges, operating expenses for the fourth quarter of 2004 were 26% of sales as compared to 28% in the prior year.

Cash and cash investments at the end of January 2004 totaled $56 million. Inventory decreased from $83 million at the end of the third quarter to $79 million at the end of the fourth quarter, however, this reduction was due entirely to $15 million in inventory related charges discussed above. Excluding these items inventory actually grew approximately $11 million. Accounts receivable were $69 million at year-end, up approximately $5 million from the prior quarter. Most of this increase was

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volume related as there were approximately 55 days sales in receivables, essentially the same as the previous quarter end.

For more information

Management will be holding a conference call to discuss quarterly earnings on March 24, at 2:00 p.m. Pacific Daylight Time (Los Angeles). To participate on the conference call within the U.S., please call (800) 474-8920, confirmation code 754323. From outside the U.S., please call (719) 457-2727, confirmation code 754323, ten minutes prior to the scheduled time of the call. A simultaneous webcast of the call will also be provided by the company. Log onto the company’s website at www.remec.com. Then, click on “Live Webcast-Q4 Earnings Call.”

About REMEC

REMEC is a designer and manufacturer of high frequency subsystems used in the transmission of voice, video and data traffic over wireless communications networks and in space and defense electronics applications.

Statements in this press release that are not historical are forward-looking statements,which involve known and unknown risks and uncertainties. Actual results could differ materially from those implied by such forward-looking statements due to a variety of factors, including, general and industry economic conditions, competition, development factors, operating costs and other risks and uncertainties that are detailed from time to time in our filings with the Securities and Exchange Commission.

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REMEC, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(In thousands, except per share data)

	Three months ended		Twelve months ended		Three months ended
	January 31, 2004	January 31, 2003	January 31, 2004	January 31, 2003	October 31, 2003	November 1, 2002
Net sales	$112,888	$74,589	$384,535	$246,588	$104,098	$59,448
Cost of sales	112,259	60,337	322,650	211,533	81,206	52,597

Gross profit	$629	$14,252	$61,885	$35,055	$22,892	$6,851
%	0.6%	19.1%	16.1%	14.2%	22.0%	11.5%
Operating expenses:
Selling, general and administrative	19,571	10,756	60,039	42,393	12,937	10,499
Research and development	13,036	10,111	50,034	34,568	12,160	8,846
Restructuring and asset impairment charges	6,814	3,569	7,192	4,228	—	659

Total operating expenses	39,421	24,436	117,265	81,189	25,097	20,004
Loss from operations	(38,792)	(10,184)	(55,380)	(46,134)	(2,205)	(13,153)
Interest income (expense)	75	658	451	1,426	54	274
Other income (expense)	4,043	(1,764)	5,247	(521)	(2,081)	911

Loss before income taxes	(34,674)	(11,290)	(49,682)	(45,229)	(4,232)	(11,968)
Income tax expense (benefit)	(19)	24,497	(274)	18,565	(148)	—

Net loss	$(34,655)	$(35,787)	$(49,408)	$(63,794)	$(4,084)	$(11,968)

Net loss per common share:
Basic	$(0.56)	$(0.70)	$(0.84)	$(1.36)	$(0.07)	$(0.26)

Diluted	$(0.56)	$(0.70)	$(0.84)	$(1.36)	$(0.07)	$(0.26)

Shares used in computing net loss per common share:
Basic	61,357	51,125	59,132	46,784	59,260	45,489

Diluted	61,357	51,125	59,132	46,784	59,260	45,489

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REMEC, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in thousands)

	January 31, 2004	October 31, 2003	January 31, 2003
ASSETS
Cash and cash equivalents	$45,550	$46,339	$64,900
Short-term investments	10,295	12,989	12,449
Accounts receivable, net	68,644	63,703	48,335
Notes and other receivables	7,723	7,177	4,818
Inventories, net	79,496	83,056	53,117
Other current assets	3,902	3,943	5,201

Total current assets	215,610	217,207	188,820

Property, plant and equipment, net	79,961	75,995	86,182
Restricted cash	569	569	17,049
Goodwill, net	65,212	47,434	36,679
Intangible assets, net	3,259	3,531	3,950
Other assets	2,589	5,746	6,046

	$367,200	$350,482	$338,726

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$60,551	$53,062	$33,444
Accrued expenses and other current liabilities	50,068	34,178	40,353

Total current liabilities	110,619	87,240	73,797
Deferred income taxes and other long-term liabilities	3,999	3,384	2,358
Shareholders’ equity	252,582	259,858	262,571

	$367,200	$350,482	$338,726

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